Exhibit 99.1
Amentum Reports First Quarter Fiscal Year 2026 Results
and Reaffirms Full Year Guidance

Revenues of $3.24 billion
Net Income of $44 million; Adjusted EBITDA of $263 million
Diluted Earnings Per Share of $0.18; Adjusted Diluted Earnings Per Share of $0.54
Backlog of $47.2 billion; Book-to-Bill of 1.0x, Last Twelve Months 1.1x
Moody's Upgraded Credit Rating to Ba3, from Ba1

CHANTILLY, VA., February 9, 2026 — Amentum Holdings, Inc. (“Amentum” or the “Company”) (NYSE: AMTM), a leading advanced engineering and technology company, today announced results for the first quarter ended January 2, 2026, and reaffirmed its outlook for fiscal year 2026.

“Amentum’s first-quarter results reflect solid operational performance and continued progress on our strategic objectives” said Amentum Chief Executive Officer John Heller. “Robust bookings across our accelerating growth markets reinforce the strength of our strategy that focuses on the high-demand mission areas of global nuclear energy, space systems and technologies, and critical digital infrastructure. As a result, we remain well positioned to deliver on our fiscal year 2026 targets.”

Summary Operating Results
	Three Months Ended
(in millions, except per share data)	January 2, 2026	December 27, 2024	% Change
GAAP Measures:
Revenues	$3,237	$3,416	(5%)
Operating income	$138	$132	5%
Net income	$44	$12	267%
Diluted earnings per share	$0.18	$0.05	260%

Non-GAAP Measures[1]:
Adjusted EBITDA[1]	$263	$262	—%
Adjusted EBITDA Margin[1]	8.1%	7.7%	+40 bps
Adjusted Diluted Earnings Per Share (EPS)[1]	$0.54	$0.51	6%
Free Cash Flow[1]	($142)	$102	NM

1 – Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Amentum’s results of operations and financial condition, including its ability to comply with financial covenants. See Unaudited Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.

GAAP Results

Revenues of $3.24 billion declined 5% year-over-year, reflecting an approximately 8% impact due to contract transitions from consolidated to unconsolidated joint ventures, divestitures, and the government shutdown. This was partially offset by the ramp-up of new contract awards in high demand areas including critical digital infrastructure and space systems and technologies. Operating income increased as a result of strong operational performance and decreased intangible amortization expense. Net income and diluted earnings per share improved year-over-year, supported by higher operating income and lower interest expense due to debt repayments.

Non-GAAP Results

Adjusted EBITDA of $263 million reflects Adjusted EBITDA Margins of 8.1%, up from 7.7% in the prior year quarter, due to strong operational performance. Adjusted Net Income and Adjusted Diluted Earnings Per Share increased primarily as a result of lower interest expense.

Non-GAAP Segment Results

	Three Months Ended
(in millions)	January 2, 2026	December 27, 2024	% Change
Revenues
Digital Solutions	$1,337	$1,286	4%
Global Engineering Solutions	1,900	2,130	(11%)
Total Revenues	$3,237	$3,416	(5%)

Adjusted EBITDA[1]
Digital Solutions	$103	$100	3%
Global Engineering Solutions	160	162	(1%)
Total Adjusted EBITDA	$263	$262	—%

1 – Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Amentum’s results of operations and financial condition, including its ability to comply with financial covenants. See Unaudited Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.

Digital Solutions revenues increased 4% year-over-year driven by the ramp-up of new contract awards in our critical digital infrastructure and space systems and technologies accelerating growth markets, partially offset by the fiscal year 2025 divestiture of Rapid Solutions. Adjusted EBITDA increased 3% year-over-year due to the higher revenue volume.

Global Engineering Solutions revenues decreased 11% year-over-year due to contract transitions from consolidated to unconsolidated joint ventures, a fiscal year 2025 divestiture, and impacts from the government shutdown; partially offset by growth on existing programs and the ramp up of new contract awards. Adjusted EBITDA decreased 1% year-over-year as a result of the lower revenue volume, partially offset by strong operational performance.

Cash Flow Summary

In the first quarter, Amentum used $136 million of net cash from operating activities which included an additional pay cycle compared to the prior year quarter and was impacted by short-term collections timing as a result of the government shutdown and holiday closures. Net cash used in investing activities of $33 million included $27 million in net contributions to equity method investments and $6 million in capital expenditures. Net cash used in financing activities of $20 million consisted primarily of $9 million in principal payments on our Term Loan and $9 million of distributions to non-controlling interests. As of January 2, 2026, Amentum had $247 million in cash and cash equivalents and $4.0 billion of gross debt.

Backlog and Contract Awards

As of January 2, 2026, the Company had total backlog of $47.2 billion, compared with $45.2 billion as of December 27, 2024, an annual increase of 4% driven by $16.3 billion in net bookings and a 1.1x book-to-bill. Funded backlog as of January 2, 2026 was $6.9 billion.

Notable Q1 Fiscal Year 2026 Highlights
•Rolls-Royce Small Modular Reactors (SMR) – Rolls-Royce selected Amentum as its global program delivery partner for SMRs including the first deployments in the UK and Czech Republic. Under this collaborative agreement, Amentum will be responsible for engineering and design support, end-to-end integration, oversight and governance, construction management, and execution of SMR deployment.

•Électricité de France (EDF) Nuclear Power Contracts – EDF awarded Amentum a ten-year $730 million professional services contract to support development and life extension of the UK's new and existing power stations. Under this framework, Amentum will deliver licensing, design and construction, and modeling and analysis capabilities.

•Dutch Ministry of Climate Policy and Green Growth (KGG) – KGG awarded an Amentum-led consortium an up to five-year contract for $207 million to provide program management and technical solutions for a nuclear build program in the Netherlands. Amentum will bring expertise in leading large nuclear programs, including project management, technology selection, design and engineering, and commercial procurement strategies.

•U.S. Air Force Remotely Piloted Aircraft (RPA) – The U.S. Air Force Combat Command awarded Amentum an unmanned sustainment, modernization, and training contract, a six-year single-award IDIQ with a ceiling value of up to $995 million, to deliver specialized solutions in the U.S. and globally to reinforce readiness and training capabilities.

•Department of Information Systems (DISA) Compute As-a-Service Contract – DISA awarded Amentum a five-year $120 million contract to deliver scalable, on-demand, computing power. Under this unique outcome-based contract, Amentum will provision and maintain all hardware, software, licensing, and operational services.

•Foreign Military Customer Air and Surface Surveillance and Control – A foreign military customer awarded Amentum a $270 million, three-year contract to provide advanced air and surface surveillance solutions.

•Missile Defense Agency (MDA) SHIELD Contract – The MDA awarded Amentum a position on the Scalable Homeland Innovative Enterprise Layered Defense (SHIELD) multiple award IDIQ contract with a ceiling value of $151 billion. The contract spans a wide range of mission areas and will accelerate the delivery of advanced capabilities, enhancing speed, agility and resilience while providing continuous layered protection across multiple threat environments.

Fiscal Year 2026 Guidance

Amentum reaffirms its fiscal year 2026 guidance as follows:

(in millions, except per share data)	Fiscal Year 2026 Guidance			Implied Underlying Growth[2]
Revenues	$13,950	-	$14,300	~3%
Adjusted EBITDA[1]	$1,100	-	$1,140	~5%
Adjusted Diluted EPS[1]	$2.25	-	$2.45	~12%
Free Cash Flow[1]	$525	-	$575	~12%

1 – Represents a Non-GAAP financial measure - see the related explanations included elsewhere in this release. Amentum does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain significant items. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.
2 – Represents implied growth at the guidance mid-point after adjusting fiscal year 2025 for the impact of additional working days, the divested Rapid Solutions and New Zealand facilities maintenance businesses, and the transition of certain contracts from consolidated to unconsolidated joint ventures, which totaled approximately: Revenues of $650 million, Adjusted EBITDA of $32 million, Adjusted Diluted EPS of $0.12 and Free Cash Flow of $25 million.

Webcast Information

Amentum will host a conference call beginning at 8:30 a.m. Eastern time on Tuesday, February 10, 2026 to discuss the results for the first quarter ended January 2, 2026. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the Amentum website at amentum.com. After the call concludes, a replay of the webcast can be accessed on the Investor Relations website.

About Amentum

Amentum is a global leader in advanced engineering and innovative technology solutions, trusted by the United States and its allies to address their most significant and complex challenges in science, security and sustainability. Our people apply undaunted curiosity, relentless ambition and boundless imagination to challenge convention and drive progress. Our commitments are underpinned by the belief that safety, collaboration and well-being are integral to success. Headquartered in Chantilly, Virginia, we have approximately 50,000 employees in over 70 countries across all 7 continents.

Visit us at amentum.com to learn how we advance the future together.

Cautionary Note Regarding Forward Looking Statements

This release contains or incorporates by reference statements that relate to future events and expectations and, as such, could be interpreted to be “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements may be characterized by terminology such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “target,” “endeavor,” “seek,” “predict,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including projections of financial performance; statements of plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to products or services; any statements regarding future economic conditions or performance; any statements of assumptions underlying any of the foregoing; any statements regarding industry and market trends; and any other statements that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others: changes in U.S. or global economic, financial, business and political conditions, including changes to governmental budgetary priorities and tariffs; our ability to comply with the various procurement and other laws and regulations; risks associated with contracts with governmental entities; reviews and audits by the U.S. government and others; changes to our professional reputation and relationship with government agencies; the occurrence of an accident or safety incident; the ability of the Company to control costs, meet performance requirements or contractual schedules, compete effectively or implement its business strategy; the ability of the Company to retain and hire key personnel, and retain and engage key customers and suppliers; the failure to realize the anticipated benefits of the 2024 transaction with Jacobs Solutions Inc.; potential liabilities associated with shareholder litigation or other settlements or investigations; evolving legal, regulatory and tax regimes; and other factors set forth under Item 1A, Risk Factors in the annual report on Form 10-K (the “Annual Report”), and from time to time in documents that we file with the SEC. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under the section entitled “Risk Factors” in the Annual Report. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Measures

This release includes the presentation and discussion of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Free Cash Flow, and Net Leverage, which are not measures of financial performance under Generally Accepted Accounting Principles in the United States (“GAAP”). These non-GAAP measures should be considered only as supplements to, and should not be considered in isolation or used as substitutes for, financial information prepared in accordance with GAAP. Management of the Company believes these non-GAAP measures, when read in conjunction with the Company’s financial statements prepared in accordance with GAAP and, where applicable, the reconciliations herein to the most directly comparable GAAP measures, provide useful information to management, investors and other users of the Company’s financial information in evaluating operating results and understanding operating trends by adjusting for the effects of items we do not consider to be indicative of the Company’s ongoing performance, the inclusion of which can obscure underlying trends. Additionally, management of the Company uses such measures in its evaluation of business performance, particularly when comparing performance to past periods, and believes these measures are useful for investors because they facilitate a comparison of financial results from period to period. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.

Definitions of applicable non-GAAP measures and reconciliations to the most directly comparable GAAP measures are provided elsewhere in this release.

In addition to the above non-GAAP financial measures, the Company has included backlog, net bookings, and book-to-bill in this release. Backlog is an operational measure representing the estimated amount of future revenues to be recognized under negotiated contracts, and net bookings represent the change in backlog between reporting periods plus reported revenues for the period. Book-to-bill represents net bookings divided by reported revenues for the same period. We believe these metrics are useful for investors because they are an important measure of business development performance and are used by management to conduct and evaluate its business during its regular review of operating results.

Contacts

Investor Relations Contact	Media Contact

Nathan Rutledge	Roela Santos
IR@amentum.com	Roela.Santos@amentum.com

AMENTUM HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended
	January 2, 2026	December 27, 2024
Revenues	$3,237	$3,416
Cost of revenues	(2,911)	(3,055)
Selling, general, and administrative expenses	(115)	(130)
Amortization of intangibles	(94)	(120)
Equity earnings of non-consolidated subsidiaries	21	21
Operating income	138	132
Interest expense and other, net	(74)	(87)
Income before income taxes	64	45
Provision for income taxes	(20)	(24)
Net income including non-controlling interests	44	21
Less: net income attributable to non-controlling interests	—	(9)
Net income attributable to common shareholders	$44	$12

Basic and diluted earnings per share attributable to common shareholders	$0.18	$0.05
Basic and diluted weighted average shares outstanding	244	243

AMENTUM HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	January 2, 2026	October 3, 2025
ASSETS
Current assets:
Cash and cash equivalents	$247	$437
Accounts receivable, net	2,526	2,479
Prepaid expenses and other current assets	187	197
Total current assets	2,960	3,113
Property and equipment, net	108	114
Equity method investments	218	196
Goodwill	5,703	5,703
Intangible assets, net	1,861	1,955
Other long-term assets	348	379
Total assets	$11,198	$11,460

LIABILITIES
Current liabilities:
Current portion of long-term debt	$41	$42
Accounts payable	871	892
Accrued compensation and benefits	526	705
Contract liabilities	203	227
Other current liabilities	447	488
Total current liabilities	2,088	2,354
Long-term debt, net of current portion	3,894	3,901
Deferred tax liabilities	257	260
Other long-term liabilities	297	325
Total liabilities	6,536	6,840

SHAREHOLDERS' EQUITY
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 243,770,575 shares issued and outstanding at January 2, 2026 and 243,464,776 shares issued and outstanding at October 3, 2025.	2	2
Additional paid-in capital	4,931	4,924
Retained deficit	(417)	(461)
Accumulated other comprehensive income	40	40
Total Amentum shareholders' equity	4,556	4,505
Non-controlling interests	106	115
Total shareholders' equity	4,662	4,620
Total liabilities and shareholders' equity	$11,198	$11,460

AMENTUM HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	January 2, 2026	December 27, 2024
Cash flows from operating activities
Net income including non-controlling interests	$44	$21
Adjustments to reconcile net income including non-controlling interests to net cash (used in) provided by operating activities:
Depreciation	12	9
Amortization of intangibles	94	120
Equity earnings of non-consolidated subsidiaries	(21)	(21)
Distributions from equity method investments	25	21
Deferred income taxes	(3)	(15)
Stock-based compensation	7	3
Other	2	5
Changes in assets and liabilities, net of effects of business acquisition:
Accounts receivable, net	(48)	(27)
Prepaid expenses and other assets	41	35
Accounts payable, contract liabilities, and other current liabilities	(99)	(31)
Accrued compensation and benefits	(178)	(6)
Other long-term liabilities	(12)	(4)
Net cash (used in) provided by operating activities	(136)	110
Cash flows from investing activities
Payments for property and equipment	(6)	(8)
Contributions to equity method investments	(42)	(1)
Return of capital from equity method investments	15	—
Other	—	1
Net cash used in investing activities	(33)	(8)
Cash flows from financing activities
Borrowings on revolving credit facilities	1,120	210
Payments on revolving credit facilities	(1,120)	(210)
Repayments of borrowings under the credit agreement	(9)	—
Distributions to non-controlling interests	(9)	(13)
Other	(2)	(3)
Net cash used in financing activities	(20)	(16)
Effect of exchange rate changes on cash	(1)	(16)
Net change in cash and cash equivalents	(190)	70
Cash and cash equivalents, beginning of period	437	452
Cash and cash equivalents, end of period	$247	$522

AMENTUM HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES

The presentation and discussion of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Net Leverage are not measures of financial performance under Generally Accepted Accounting Principles in the United States (“GAAP”). These non-GAAP measures should be considered only as supplements to, and should not be considered in isolation or used as a substitute for, financial information prepared in accordance with GAAP. Management believes these non-GAAP measures, when read in conjunction with our consolidated financial statements prepared in accordance with GAAP and the reconciliations herein to the most directly comparable GAAP measures, provide useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Adjusted EBITDA is defined as GAAP net income attributable to common shareholders adjusted for interest expense and other, net, provision for income taxes, depreciation and amortization, and excludes the following discrete items:
•Acquisition, transaction, and integration costs – Represents acquisition, transaction and integration costs, including severance, retention, and other adjustments related to acquisition and integration activities.
•Amortization of intangibles – Represents the amortization of intangible assets.
•Divestitures – Represents divestiture gains and losses.
•Utilization of certain fair market value adjustments assigned in purchase accounting – Represents the periodic utilization of the fair market value adjustments assigned to certain equity method investments and non-controlling interests based on the remaining period of performance for the related contract.
•Stock-based compensation – Represents non-cash compensation expenses recognized for stock-based arrangements.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues.
Adjusted Net Income is defined as GAAP net income attributable to common shareholders excluding the discrete items listed under Adjusted EBITDA and the related tax impacts.
Adjusted Diluted EPS is defined as Adjusted Net Income divided by diluted weighted average number of common shares outstanding.
Free Cash Flow is defined as GAAP cash flow provided by operating activities less purchases of property and equipment. For the first quarter of fiscal year 2026, Free Cash Flow was an outflow of $142 million, consisting of $136 million of GAAP cash flow used in operating activities and $6 million of purchases of property and equipment.
Net Leverage is defined as GAAP total debt (excluding unamortized original issue discount and deferred financing costs) less cash and cash equivalents, divided by last twelve months Adjusted EBITDA, which is a non-GAAP measure. For the first quarter of fiscal year 2026, Net Leverage was 3.4x, consisting of $3,998 million of total debt less $247 million of cash and cash equivalents, divided by the last twelve months Adjusted EBITDA of $1,105 million.

AMENTUM HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share data and margin percentages)

The following table presents the reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable GAAP measures for the three months ended January 2, 2026:

	For the Three Months Ended January 2, 2026
	As reported	Acquisition, transaction and integration costs	Amortization of intangibles	Divestitures	Utilization of fair market value adjustments	Stock-based compensation	Non-GAAP results

Revenues	$3,237	$—	$—	$—	$—	$—	$3,237

Operating income	$138	$11	$94	$—	$6	$7	$256
Non-operating expenses, net	(74)	—	—	(3)	—	—	(77)
Income (loss) before income taxes	64	11	94	(3)	6	7	179
(Provision) benefit for income taxes [1]	(20)	(3)	(19)	1	(1)	(1)	(43)
Net income (loss) including non-controlling interests	44	8	75	(2)	5	6	136
Less: net income (loss) attributable to non-controlling interests	—	—	—	—	(5)	—	(5)
Net income (loss) attributable to common shareholders	$44	$8	$75	$(2)	$—	$6	$131

Basic and diluted income per share attributable to common shareholders	$0.18	$0.03	$0.31	$—	$—	$0.02	$0.54
Basic and diluted weighted average shares outstanding	244	244	244	244	244	244	244

Net income (loss) attributable to common shareholders	$44	$8	$75	$(2)	$—	$6	$131
Net income margin [2]	1.4%						4.0%
Depreciation	12	—	—	—	—	—	12
Amortization of intangibles	94	—	(94)	—	—	—	—
Interest expense and other, net	74	—	—	3	—	—	77
Provision (benefit) for income taxes	20	3	19	(1)	1	1	43
EBITDA (non-GAAP)	$244	$11	$—	$—	$1	$7	$263
EBITDA margin	7.5%						8.1%

1 - Calculation uses a full year estimated statutory rate on each non-GAAP tax deductible adjustment, unless the nature of the item requires application of specific tax treatment for related impacts.
2 - Calculated as net income attributable to common shareholders divided by revenues.

AMENTUM HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share data and margin percentages)

The following table presents the reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable GAAP measures for the three months ended December 27, 2024:

	For the Three Months Ended December 27, 2024
	As reported	Acquisition, transaction and integration costs	Amortization of intangibles	Utilization of fair market value adjustments	Stock-based compensation	Non-GAAP results

Revenues	$3,416	$—	$—	$—	$—	$3,416

Operating income	$132	$9	$120	$—	$3	$264
Non-operating expenses, net	(87)	—	—	—	—	(87)
Income before income taxes	45	9	120	—	3	177
Provision for income taxes [1]	(24)	(2)	(17)	—	—	(43)
Net income including non-controlling interests	21	7	103	—	3	134
Less: net income attributable to non-controlling interests	(9)	—	—	(2)	—	(11)
Net income (loss) attributable to common shareholders	$12	$7	$103	$(2)	$3	$123

Basic and diluted income (loss) per share attributable to common shareholders	$0.05	$0.03	$0.43	$(0.01)	$0.01	$0.51
Basic and diluted weighted average shares outstanding	243	243	243	243	243	243

Net income (loss) attributable to common shareholders	$12	$7	$103	$(2)	$3	$123
Net income margin [2]	0.4%					3.6%
Depreciation	9	—	—	—	—	9
Amortization of intangibles	120	—	(120)	—	—	—
Interest expense and other, net	87	—	—	—	—	87
Provision for income taxes	24	2	17	—	—	43
EBITDA (non-GAAP)	$252	$9	$—	$(2)	$3	$262
EBITDA margin	7.4%					7.7%

1 - Calculation uses a full year estimated statutory rate on each non-GAAP tax deductible adjustment, unless the nature of the item requires application of specific tax treatment for related impacts.
2 - Calculated as net income attributable to common shareholders divided by revenues.